EXHIBIT 99.2

For more information: Amy Gergely Intersections Inc. 703.488.6229 agergely@intersections.com

Intersections Re-characterizes Reduction of Approximately $912,000 in Deferred Tax Assets

CHANTILLY, Va. – March 23 - Intersections Inc. (Nasdaq: INTX) today announced that it is re-characterizing the reduction of approximately $912,000 in deferred tax assets that were previously reflected in its unaudited financial results for the fourth quarter of 2004 as stated in the company’s press release dated February 14, 2005.

Based on the advice of the company’s tax advisors, the financial results for the fourth quarter of 2004 previously announced by the company reflected a write-off based on the reduction of approximately $912,000 in deferred tax assets related to the conversion, at the time of the company’s initial public offering, of a senior secured convertible note obligation. The write-off was made in connection with FASB Statement No. 109, Accounting for Income Taxes, which requires an analysis of deferred tax items at year-end. The write-off was characterized as a reduction of paid in capital. The company’s tax advisors now have indicated that the company is required to increase its year-end provision for income taxes by $912,000, as opposed to a reduction to additional paid in capital, in accordance with Emerging Issues Task Force 94-10 Accounting by a Company for the Income Tax Effects of Transactions among or with Its Shareholders Under FASB Statement No. 109. After this re-characterization, the company’s federal tax rate for 2004 will be approximately 44%, as opposed to 39.3% without the re-characterization.

The net result of this re-characterization is that, while the deferred interest expense of $2,337,700 associated with the convertible note was reduced to zero against paid in capital, the associated tax benefit of approximately $912,000 resulted in an increase to income tax expense and reduction of net income of approximately $912,000. Total stockholder equity is unchanged. This re-characterization does not impact the company’s operating income, income before income taxes, future tax rate, overall deferred tax position, or current amounts payable for income taxes. Furthermore, this change does not impact any of the company’s previously filed quarterly or annual financial statements.

In addition, the company has made an unrelated adjustment to cash flows regarding the classification of a portion of the costs related to its acquisition of American Background. This adjustment increases cash flow from operations and decreases, in a corresponding amount, cash flow from investing activities and cash flow provided by financing activities. This change does not impact the company’s total cash and cash equivalents.

The following table reflects the change in the previously disclosed financial results for the three months and twelve months ended December 31, 2004, respectively:

                                                     As disclosed                       Revised
                                                     in                                 Reported
In Thousands                                         Press Release                      Amount

For the three months ended December 31, 2004
Income Tax Expense/(Benefit)                         ($  2,337)                         ($  3,249)
Net Income                                               3,297                              2,385

Net Income Per Basic Share                            $    .19                           $    .14
Net Income Per Diluted Share                               .18                                .13

For the 12 months ended December 31, 2004
Net cash provided by operations                       $ 20,809                          $  21,948
Net cash used in investing activities                 (68,842)                          (68,461)
Net cash provided by (used in) financing activities     45,648                             44,128

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer identity theft protection and credit management services to the customers of financial institutions and financial services companies in North America.  Using our technology solutions and marketing capabilities, we assist these companies in meeting the needs of their customers in an effective, efficient and ethical environment.  Intersections currently provides its services to over 2.9 million subscribers in the U.S. and Canada.  Learn more about Intersections at www.intersections.com.

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